Exhibit 99.1

Cardiff Oncology Prices Oversubscribed $40 Million Underwritten Registered Direct Offering

SAN DIEGO, December 10, 2024 – Cardiff Oncology, Inc. (Nasdaq: CRDF) (“Cardiff Oncology” or the “Company”), a clinical-stage biotechnology company leveraging PLK1 inhibition to develop novel therapies across a range of cancers, today announced the pricing of an underwritten offering of 15,384,619 shares of its common stock at an offering price of $2.60 per share, before deducting underwriting discounts and commissions. All of the shares of common stock are being offered by the Company. The financing included participation from new mutual fund and healthcare dedicated investors, along with support from existing investors.

The gross proceeds to the Company, before deducting underwriting discounts and commissions and offering expenses, are expected to be approximately $40 million. The offering is expected to close on or about December 11, 2024, subject to the satisfaction of customary closing conditions.

The Company intends to use the net proceeds from this offering to fund clinical costs for onvansertib in first-line RAS-mutated metastatic colorectal cancer (mCRC) and for working capital and other general corporate purposes.

TD Cowen is acting as lead book-runner for the offering. William Blair is also acting as book-runner, H.C. Wainwright & Co. is acting as lead manager, and Craig-Hallum is acting as co-manager for the offering.

The offering is being made pursuant to a shelf registration statement on Form S-3 previously filed with the U.S. Securities and Exchange Commission (“SEC”) and declared effective by the SEC on April 25, 2022. A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus, may be obtained, when available, by contacting TD Securities (USA) LLC, 1 Vanderbilt Ave., New York, NY 10017, by telephone at (855) 495-9846, or by email at TD.ECM_Prospectus@tdsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Cardiff Oncology, Inc.

Cardiff Oncology is a clinical-stage biotechnology company leveraging PLK1 inhibition, a well-validated oncology drug target, to develop novel therapies across a range of cancers. The Company's lead asset is onvansertib, a PLK1 inhibitor being evaluated in combination with standard-of-care (SoC) therapeutics in clinical programs targeting indications such as RAS-mutated metastatic colorectal cancer (mCRC) and metastatic pancreatic ductal adenocarcinoma (mPDAC), as well as in investigator-initiated trials in small cell lung cancer (SCLC) and triple negative breast cancer (TNBC). These programs and the Company's broader development strategy are designed to target tumor vulnerabilities in order to overcome treatment resistance and deliver superior clinical benefit compared to the SoC alone.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions. These forward-looking statements are based on the Company’s current expectations and actual results could differ materially. Forward-looking statements include statements regarding the closing of the offering of common stock; and the Company’s intended use of proceeds. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the satisfaction of customary closing conditions related to the offering, our need for additional financing; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; the Company’s clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of the Company’s product candidate; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; and risks related to failure to obtain U.S. Food and Drug Administration (“FDA”) clearances or approvals and noncompliance with FDA regulations. There are no guarantees that the Company’s product candidate will be utilized or prove to be commercially successful. Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic reports filed with the SEC. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and the Company does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Cardiff Oncology Contact:
James Levine
Chief Financial Officer
858-952-7670
jlevine@cardiffoncology.com

Investor Contact:
Kiki Patel, PharmD
Gilmartin Group
332-895-3225
Kiki@gilmartinir.com

Media Contact:
Grace Spencer
Taft Communications
609-583-1151
grace@taftcommunications.com